Exhibit 99.1

Alcoa Corporation Plans Partial Restart of Aluminum Smelter at Warrick Operations

Smelting capacity to supply Warrick’s rolling mill

PITTSBURGH--(BUSINESS WIRE)--July 11, 2017--Alcoa Corporation (NYSE:AA) today announced plans to restart three of five potlines at its Warrick Operations aluminum smelter near Evansville, Ind., an action that will further improve the competitiveness of the on-site rolling mill.

The process to restart the three lines, with 161,400 metric tons of annual capacity, will begin immediately and is expected to be complete in the second quarter of 2018. The three potlines will directly supply the Warrick rolling mill, which serves the North American market with flat-rolled aluminum for the food and beverage can packaging industry. The smelter’s molten metal will supplement purchased scrap metal and other raw materials that the Warrick site will continue to procure.

“By restarting a portion of the Warrick smelter, we will provide an efficient source of metal for the co-located rolling mill and help it meet an anticipated increase in production volumes,” said Tim Reyes, President of Alcoa’s Aluminum business unit. “The action will enable us to more fully utilize the assets at this integrated site for the benefit of our investors, customers, employees and the community.”

The smelter at Warrick closed in March of 2016. Two of the five smelting potlines will be classified as curtailed capacity and will remain idle. After this partial restart, Alcoa will have approximately 886,000 metric tons idled of its total smelting capacity of 3.4 million metric tons.

Restart expenses expected to be incurred in the third and fourth quarters of 2017 are estimated to be between $30 and $35 million (after-tax), or $0.16 and $0.19 per share, on a combined basis.

Additionally, in third quarter 2017, Alcoa will record an after-tax benefit of approximately $25 million, or $0.13 per share, for the reversal of liabilities related to the original closure.

The Warrick location currently employs about 1,250. The restart will increase the site’s employment by approximately 275, including those who will be hired or recalled from layoff status. Some existing employees will transfer to the smelter.

The federal, state and local governments have all been supportive of the restart plan. Alcoa appreciates the actions the Trump Administration has taken to address the challenges faced by the U.S. aluminum industry, including Chinese overcapacity. As Warrick Operations restarts aluminum production, Alcoa is confident the Administration will continue to be attentive to the industry’s needs.

The state of Indiana, through the Indiana Economic Development Corp. (IEDC), and Warrick County offered preliminary assistance to support the restart plan. The IEDC offered Alcoa up to $2.4 million in conditional tax credits and up to $100,000 in training grants based on plans to add new full-time jobs for Indiana residents.

"With its decision to restart operations in Indiana, Alcoa is showcasing the value that this facility and Indiana's manufacturing expertise provide to its global operations," said Indiana Governor Eric J. Holcomb. "In Indiana, we're witnessing incredible momentum as manufacturers continue to choose Indiana for growth, and we're pleased that Alcoa once again chose Indiana."

Alcoa Warrick Operations is comprised of the smelter and the rolling operations, which includes state-of-the-art casting, hot and cold rolling, slitting and coating capabilities. The operations also include the power supply for the smelter and rolling operations, consisting of a coal mine that fuels four generating units with a combined net capacity of about 750 megawatts. Three of those units are wholly-owned by Alcoa Power Generating Inc. A fourth unit, Warrick Unit 4, with 300 megawatts of net capacity, is owned in a 50-50 partnership with Vectren, a utility headquartered in Evansville.

As part of the smelter restart plan, Alcoa Power Generating Inc. and Vectren have agreed to jointly own and operate Unit 4 through December 31, 2023. Vectren’s support in the restart decision provides important clarity for the power portfolio at Warrick.

Carl Chapman, Vectren Chairman, President and CEO said: “Restarting the operations of the smelter is a significant economic development win, and we were pleased to play an important role in helping make this a reality.”

Ed Hemmersbach, Vice President of Operations for Alcoa Aluminum said: “We appreciate the assistance and collaboration with numerous stakeholders in this process, including our employees, United Steelworkers Local 104, Vectren, and the local and state officials who have all provided support in our work to strengthen the integrated operation here in Southwestern Indiana.”

About Alcoa

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products, built on a foundation of strong values and operating excellence dating back nearly 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since inventing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability and stronger communities wherever we operate. Visit us online on www.alcoa.com, follow @Alcoa on Twitter and on Facebook at www.facebook.com/Alcoa.

About Warrick Operations

Alcoa Warrick Operations produces aluminum sheet for beverage and food can ends, tabs, and other flat-rolled aluminum products, including lithographic sheet. The facility is the world’s largest producer of coated container sheet and the only North American supplier of high-quality lithographic sheet. It also includes four coal-fired generating units with a combined net generating capacity of about 750 megawatts, including one unit co-owned with Vectren, a utility company headquartered in Evansville, Indiana.

Dissemination of Company Information

Alcoa Corporation intends to make future announcements regarding company developments and financial performance through its website at www.alcoa.com.

Forward-looking statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect the Company’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. The Company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

CONTACT:
Alcoa Corporation
Investor Contact
James Dwyer, 212-518-5450
James.Dwyer@alcoa.com
or
Media Contact
Jim Beck, 412-315-2909
Jim.Beck@alcoa.com

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